EXHIBIT 10.14

COMMON STOCK REPURCHASE AGREEMENT

This common stock repurchase agreement (the “Agreement”) in entered into as of August 7, 2013 by and between Bright Mountain Holdings, Inc., a Florida corporation (the “Company”), and First Market, LLC (the “Stockholder”).

RECITALS

WHEREAS, the Stockholder is the holder of 150,000 (pre-split) shares of the Company’s common stock (the “Common Stock”), which the Stockholder acquired from the Company pursuant to a Consulting Agreement entered into on March 1, 2013, representing 270,000 post-split shares of the Common Stock.

WHEREAS, the Stockholder desires to sell, and the Company desires to repurchase, 150,000 (pre-split) shares of Common Stock (the “Shares”) represented by certificate numbers 49, 50, representing 270,000 post-split Shares.

NOW, THEREFORE, in consideration of the promises, covenants and agreements herein contained, the parties agree as follows:

AGREEMENT

The Company hereby agrees to repurchase from Stockholder, the Stockholder hereby agrees to sell, assign and transfer to the Company, all of the Stockholder’s rights, title and interest in and to the Shares for an aggregate repurchase price of $2,500 (the “Repurchase Amount”).

Upon execution of this Agreement, and receipt of payment for the Repurchase Amount, the Stockholder shall return the original pre-stock split stock certificates 49, and 50 representing the 150,000 pre-stock split Shares to the Company by Federal Express.

Upon payment of the Repurchase Amount, the Shares shall cease to be outstanding for any and all purposes, and the Stockholder shall no longer have any rights as a holder of the Shares.

The Consulting Agreement that was entered into by the parties on March 1, 2013 is was terminated effective July 1, 2013 and there is no outstanding monetary compensation due First Market, LLC by the Company .

This agreement shall be governed by and construed in accordance with the laws of the State of Florida.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Each party hereto agrees to execute any additional documents and to take any further action as may be needed in order to implement the transaction contemplated in this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Stock Repurchase Agreement as of the day and year first above writes.

COMPANY:

Bright Mountain Holdings, Inc.

By:	/s/ W. Kip Speyer
Name:	W. Kip Speyer
Title:	Chief Executive Officer

STOCKHOLDER:

First Market, LLC

By:	/s/ Christopher Brainard
Name:	Christopher Brainard
Title:	Managing Member